UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place Louisville, Kentucky	40299
(Address of principal executive offices)	(Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2013, the Company entered into an employment agreement (the “Employment Agreement”) with David W. Froesel, Jr. (“Froesel”), who has served as our Interim Chief Financial Officer since April 12, 2013. The Employment Agreement is effective on August 1, 2013 (the “Start Date”) and upon the Start Date, will supersede in its entirety the consulting agreement entered into between the Company and Froesel Consulting LLC, dated April 12, 2013.

The Employment Agreement sets forth the terms and conditions of Froesel’s employment as Executive Vice President, Chief Financial Officer and Treasurer of the Company during the term of the Employment Agreement, which has an initial term of three years from the Start Date, and thereafter will automatically extend for an unlimited number of additional one-year periods unless Froesel or the Company gives prior notice of non-renewal. The Employment Agreement provides that Froesel will (i) receive a minimum base salary of $490,000, (ii) receive a grant of 60,000 restricted stock units on August 1, 2013,which restricted stock units vest one-third on each anniversary of the Start Date, and (iii) is eligible to receive an annual incentive bonus with an initial target payment equal to 80% of Froesel’s annual base salary, and beginning in 2014, a long term incentive bonus with an initial target payment equal to 175% of Froesel’s annual base salary, to the extent that the quantitative performance objectives established annually by the Board or the Compensation Committee are met. In the event Froesel’s employment is terminated (a) other than “for cause”, (b) for “good reason”, (c) “expiration”, or (d) other than “for cause” within one year following a “Change in Control”, as those terms are defined in the Employment Agreement, Froesel is entitled to receive (i) his accrued but unpaid cash compensation (including a prorated annual bonus based on 100% of the target), (ii) 18 months of base salary, (iii) a bonus equal to the average of the past three years’ actual annual bonuses (or, if less than three years’ bonus has been earned, the average bonus during such shorter period), (iv) 18 months of COBRA continuation coverage, and (v) the full acceleration of vesting of any outstanding options, restricted stock or other equity incentive awards. If Froesel’s employment is terminated by reason of his death or disability, Froesel is entitled to receive his accrued but unpaid cash compensation (including a prorated annual bonus based on 100% of the target). If Froesel’s employment is terminated by reason of his death, his outstanding options, restricted stock or other equity incentive awards will fully vest. Froesel also will receive a one time reimbursement for relocation expenses associated with closing costs, home inspections, and moving in addition to up to six months of temporary housing, all of which he will be required to reimburse the Company for in the event that he voluntarily terminates his employment within one year. The Employment Agreement also provides for anti-competition and anti-solicitation measures that Froesel must abide by for eighteen months following termination for any reason.

In connection with Froesel’s permanent appointment as Executive Vice President, Chief Financial Officer and Treasurer of the Company, the Company entered into an indemnification agreement with Froesel effective April 12, 2013. In general, the indemnification agreement provides, to the fullest extent permitted or provided by the Company’s Certificate of Incorporation or by Delaware law and subject to certain limitations, indemnification against all expenses, judgments, fines and amounts paid in settlement if Froesel is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing or other proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative or investigative nature, by reason of the fact that Froesel is or was a director or officer of the Company, by reason of any action taken by Froesel (or a failure to take action) or of any action (or failure to act) on his part. The indemnification agreement also provides that the Company will advance, to the extent not prohibited by law, the expenses incurred by the director or officer in connection with any such proceedings not initiated by the director or officer.

The foregoing summary of the Employment Agreement is qualified in its entirely by reference to the Employment Agreement which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending on September 30, 2013. The foregoing summary of the Indemnification Agreement is qualified in its entirely by reference to the form of Indemnification Agreement which was filed as an exhibit to the Company’s Schedule 14D-9 on September 20, 2011.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of PharMerica Corporation dated August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: August 7, 2013	By:	/s/ Thomas A. Caneris
Thomas A. Caneris
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release of PharMerica Corporation dated August 2, 2013.